Exhibit 10.19

EMPLOYMENT CONTRACT

deCODE Genetics ehf. (Íslensk erfðagreining ehf.), State Registration No. 691295-3549, of Sturlugata 8, Reykjavík (the “Company” or the “Employer”)
for the first part and Jakob Sigurdsson Id. No. 280364-2589
for the second part, enter into the following Employment Contract:

1. Field of work

The Employee is hired to work in the capacity of Senior Vice President, Corporate Development of the Employer and of deCODE genetics, Inc., the parent company of the Employer (the “Parent”) and from time to time will serve in such other positions as the Chief Executive Officer of the Employer (the “CEO”) or the Board of Directors of the Parent (the “Board”) may from time to time determine. The Employee will have such powers and duties (including holding officer positions with one or more Subsidiaries of the Parent) as may be assigned from time to time by the CEO or the Board and as are generally associated with the position of Senior Vice President, Corporate Development and such other positions.  The Employee will work under the supervision of the CEO and the Board.  “Subsidiary” means any entity 50% or more owned, directly or indirectly, by the Parent.

The workplace is the Employer’s base of operations at Sturlugata 8, Reykjavík. If the Employer’s base of operations in Reykjavík changes, or the number of bases within the greater Reykjavík area is increased, the Employee agrees to change his workplace.

The Employer reserves the right to change the tasks of the Employee and administrative arrangements if such changes are necessary in the opinion of the Employer and the Employee consents, provided, however, that such changes do not negatively affect the Employee’s compensation and level of responsibility.

2. Term of employment

The Employee shall begin work for the Employer on October 23, 2006.

The mutual notice period for termination as contemplated by Act No. 19/1979 on the Right of Workers to Notice of Termination of Employment and to Wages During Absences Caused by Illness or Accident shall be six (6) months for the Employee and twelve (12) months for the Employer.

3. Duties

The Employee pledges to perform his work faithfully and conscientiously. The Employee undertakes to observe all instructions given by supervisors regarding his work. Furthermore, the Employee undertakes to observe any rules set by the Company or the Parent and published in the Employees’ Handbook or in any other

Confidential

manner. The Employer shall make available and the Employee shall acquaint himself with any such rules and notices that the Company or the Parent may issue.

The Employee shall not engage in work for other companies without the permission of the CEO during the term of this Employment Contract. This applies equally to paid work and unpaid work as well as to service on the board of directors of other companies. The Employee may serve on the board of a non-governmental, non-profit organisation, provided that such activities are compatible with the work of the Employee under his work contract.

On termination of his employment, the Employee shall return all documents and identification papers of any kind in his possession and belonging to the Employer. This applies to all documents and computer data, originals and copies.

4. Working Hours

The Employee is appointed to a full-term position which is a position of responsibility and management.  Working hours are determined by what is necessary to perform the work in an efficient and effective manner, irrespective of whether this requires work outside regular working hours or not.

5. Wage Terms

The fixed annual salary of the Employee is USD 365,000, payable in Icelandic kronas at the exchange rate in effect on the last day of the month before the month in which payment is made.  In addition the Employee shall eligible to receive an annual bonus of up to 50% of his annual salary, as the Board or the Compensation Committee of the Board may specify in its sole discretion based upon performance targets or otherwise, subject to any terms or conditions as may be established by the Board or its Compensation Committee.

Payment for any work carried out outside regular working hours and for work-related projects of any kind is included in the above annual salary.

Wages are paid on the first working day of each month for the previous month.

The Employee shall pay 4% of his total wages as a contribution to a pension fund of his choice and the Employer shall contribute 6% of the same amount.

Should the Employee utilize his right to supplementary pension savings, the Employer will pay in addition to the Employee’s total wages 2% to the supplementary fund, provided that the Employee pays at least 2%.

In addition, the Employer will pay 5% on top of the Employee’s total wages to either a regular pension fund, or a supplementary fund, at the Employee’s choosing.

The Company shall provide the Employee with an automobile for occupational and private use in accordance with Company policy applicable from time to time. The leasing expense for the automobile is to be agreed upon between the Employee and the Chief Executive Officer of the Company (the “CEO”).  Before the Company has entered into a lease for such an automobile, or at the time of expiration of the term of such a lease, the Employee may elect to receive, in lieu of an automobile, an automobile allowance in an amount agreed upon between the Employee and the CEO.  The Company will pay reasonable operating expenses (including gas and insurance) approved in advance by the CEO for any automobile provided by the Company.  The parties acknowledge that this benefit is subject to taxation under Icelandic law.

The above wages constitute full remuneration for the work performed by the Employee, and hence no payments are required under this Employment Contract for vacation or December bonuses.

The salary and other wage-related terms shall be reviewed annually, taking into account external circumstances and the performance of the Employee in his work, but shall not be reduced as a result of such review.

The Company will pay the reasonable and customary documented expenses of the relocation of the Employee and his family from the Employee’s current home in Germany to Iceland

6. Vacation

6.1.

The Employer makes no separate vacation payments to the Employee, as the Employee shall enjoy a full salary during the time of his vacation.

The Employee shall be entitled to such number of weeks of vacation as may from time to time be awarded in accordance with the Employer’s policies for executives based in Iceland.

In other respects, vacation rights shall be subject to Act No. 30/1987 on Vacations.

6.2.

Rights of employees to maternity/paternity leave and parental leave shall be subject to Act No. 95/2000, on Maternity/Paternity Leave and Parental Leave.

7. Occupational Accidents and Diseases

The Employer is liable for any injuries suffered by the Employee in his work, subject to general rules of law on torts regarding employer liability.

In the event of the Employee suffering an accident at work, the Employer shall pay for the transport of the Employee to his home or to hospital and reimburse him for all reasonable out-of-pocket medical expenses, for up to 4 weeks in each case, other than expenses paid by the district health insurance or social security.

In each instance of an accident at work or work-related illness caused during work or as a result of work, or occurring during trips to and from the place of work, the Employer shall pay the Employee full wages for up to three months in accordance with the terms of employment in effect at the time of the Employee’s accident or illness, provided that the per diem paid in respect of the Employee for these days by the State Social Security Institute and/or insurance companies is paid to the Employer.

8. Accidents and illness

Wage payments to employees during absences caused by illness or accident in the first year of employment shall correspond to two days for each month of work. When the Employee has worked for the Employer for one year or more, wage payments during absences caused by illness shall be as follows: After 1 year, 2 months of every 12 months, after 5 years’ employment 4 months of every 12 months and after 10 years of employment 6 months of every 12 months.

If the Employee is ill and cannot attend work for that reason, he shall immediately notify the Company and the CEO, who shall then decide whether a medical testimonial is required. In the event of a medical testimonial being required, the Employee shall provide a testimonial from a physician approved by the Employer regarding the illness or accident and confirming that he was unable to work. The Employer shall reimburse the Employee for the out-of-pocket expenses of obtaining a requested testimonial, provided that the above conditions are met.

After the first month at work the Employee shall, without any curtailment of wages, be entitled to spend a total of 10 working days of every 12 month period in ministering to his sick family members, provided that other care is unavailable.

9. Insurance

9.1.

The Employer shall insure all his employees against death and chronic or temporary disability caused by an accident at work or while travelling a normal route from the home to the workplace and from the workplace to the home.

In the event that the Employee, because of his work, has accommodations away from his home, the accommodations shall replace the home and the insurance shall then also cover normal trips between the home and the said accommodations.

The insurance shall enter into force as soon as the Employee begins work and shall expire as soon as the Employee stops working for the Employer.

The policy terms of the insurance shall be the general policy terms in force for work-related accident insurance for wage earners as established by the Association of Icelandic Insurance Companies at the time of signature of this Contract.

In the event of the Employer becoming liable for damages to the Employee, accident compensation and per diem paid to the Employee under the provisions of this Employment Contract shall be fully deductible from any damages that the Employer may otherwise be required to pay. While the payment of wages continues, per diem payments shall be paid to the Employer.

9.2.

Further provisions on employee insurance, e.g. terms and compensation amounts, are set out in the Employee’s Handbook as current at any time. Employees are expected to acquaint themselves with such information.

10.  Stock Option Grants

On the first day of the Employee’s employment, the Parent shall grant him two non-qualified stock options, pursuant to the Parent’s 2002 Equity Incentive Plan, to purchase 250,000 and 50,000 shares, respectively, of Common Stock of the Parent (“Common Stock”) with an exercise price equal to the closing price of the Parent’s Common Stock on the last trading day prior to the first day of the Employee’s employment as reported on the Nasdaq Global Market.  Such options shall be in the form of, and on such terms and conditions as provided in, the Parent’s standard form of Stock Option Grant Agreement in effect as of the date on which the options are granted and shall include such further terms as are described in this Employment Contract. The Stock Option Grant Agreement for the option for 250,000 shares of Common Stock shall provide, on condition that the Employee is employed hereunder on the relevant vesting dates, that such option shall vest as to 62,500 shares on the first anniversary of the Employee’s commencement of employment hereunder and as to 1/48 of the shares on the last day of each month thereafter.   Such Stock Option Grant Agreement shall also provide that such option shall become 100% vested immediately upon a Change in Control (as defined in Section 11 below) and upon a termination of the Employee’s employment hereunder other than for Cause (as defined in the Parent’s 2002 Equity Incentive Plan). The Stock Option Grant Agreement for the option for 50,000 shares of Common Stock shall provide that such option shall vest on the full execution of a definitive Material Collaboration Agreement which is executed primarily as the result of the Employee’s efforts, as determined in good faith by the CEO.  “Material Collaboration Agreement” shall mean (i) any research collaboration or similar agreement with a third party pursuant to which the Parent or the Company receives or is entitled to receive research funding and/or scientific or development milestone payments or (ii) any licensing, distribution or similar agreement pursuant to which the Parent or the Company receives or is entitled to receive royalties or other consideration for the grant of licensing, distribution, marketing or similar rights, which agreement is material to the Parent as determined in good faith by the CEO.

11.  Termination of Employment following a Change in Control.

If following the occurrence of a Change in Control of the Parent (as defined below), (i) (A) the Employee ceases to serve in a senior executive position with the Company, (B) his compensation (including the material benefits of his employment) is decreased, or (C) his duties are inconsistent with those customarily performed by a company’s senior executive officer, other than as a result of his voluntary action, and (ii) within sixty (60) days of such Change in Control, the Employee terminates his employment by giving the Company 10 days’ notice, then the Company will pay him, in addition to any compensation earned prior to the date of termination and in addition to any compensation related to the notice period under Section 2, a lump sum cash payment in an amount equal to twelve (12)  times  his monthly salary at the time of his termination plus one and one-half (1-1/2) times the average annual bonus paid to him during the preceding two (2) years.  Such payment will be made within thirty (30) days of termination.  A Change in Control of the Parent shall be deemed to occur if (i) the Parent is merged with or into or consolidated with another corporation or other entity under circumstances where the stockholders of the Parent immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least fifty percent (50%) of the voting power of the Parent or the surviving or resulting corporation or other entity, as the case may be, or (ii) if the Parent is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity, or (iii) if any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of forty (40%) percent or more of the Common Stock of the Parent, in all cases other than pursuant to a plan or arrangement entered into by such person and the Parent or otherwise approved by the Board.

12.  Confidentiality, Invention Assignment and Non-Compete Agreement.

In further consideration of this Employment Contract, contemporaneously with the execution of this Employment Contract the Employee shall execute the Confidentiality, Invention Assignment and Non-Compete Agreement attached hereto as Exhibit A (“Noncompetition Agreement”).  Any material breach by the Employee of the Noncompetition Agreement after his employment has terminated shall, in addition to all remedies provided therein, entitle the Company and the Parent to terminate any further payment obligations they may have to him under this Employment Contract.

The Employee agrees and acknowledges that the Noncompetition Agreement constitutes a prerequisite for and an integral part of this Employment Contract.  The Employee’s compensation as laid out in this Employment Contract does contain a fair remuneration, as understood by laws on employees inventions # 72 from 2004, for any inventions made by, or participated in by, Employee, while employed by Employer, as long as said invention is a part of his job, or related to a job/project that he is assigned to by Employer.

13.  Breach of the Employee’s Contractual Obligations

In the event of a breach by the Employee of the provisions of any provisions hereof (including without limitation Article 3) or of the Noncompetition Agreement, such a breach shall be regarded as a substantial default on the part of the Employee of the Employment Contract and the Employer may then terminate this Contract without prior notice and without paying a salary to the Employee during the notice period.

All earlier employment contracts and any other contracts between the Employer and the Employee regarding wages and terms of employment shall be superseded by this Employment Contract on its entry into force.

Reykjavik,	25 October, 2006

Employee	For Íslensk erfðagreining ehf.

/s/ Jakob Sigurdsson	/s/ Kari Stefansson